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                                                                       EXHIBIT 5
                               December 6, 2000



Tanisys Technology, Inc.
12201 Technology Boulevard
Suite 125
Austin, Texas 78727-6101

Ladies and Gentlemen:

We have acted as counsel to Tanisys Technology, Inc., a Wyoming corporation (the "Company"), in connection with the proposed issuance by the Company of (i) up to 5,000,000 shares of the Company's common stock, no par value ("Common Stock"), upon exercise of options granted or to be granted under the Company's 1993 Stock Option Plan, and (ii) up to 2,000,000 shares of Common Stock upon exercise of options granted or to be granted under the Company's 1997 Non-Employee Director Plan (all of such 7,000,000 shares being herein called the "Shares"; and the 1993 Stock Option Plan and the 1997 Non-Employee Director Plan being herein called the "Plans"). The Company is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares.

We have examined originals or copies of (i) the Restated Articles of Incorporation of the Company, as amended, (ii) the Bylaws of the Company, as amended, (iii) the Plans, (iv) certain resolutions of the Board of Directors of the Company and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the Wyoming Business
Corporation Act as reported in publicly available compilations and the relevant law of the United States of America, and we render no opinion with respect to any other law or the law of any other jurisdiction. We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons
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whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,
                              Bracewell & Patterson, L.L.P.